                           THE CASTLE GROUP, INC.
                        745 FORT STREET, TENTH FLOOR
                           HONOLULU, HAWAII 96813

                              PROXY STATEMENT

          This Proxy Statement and the enclosed Proxy are being mailed to holders of shares of the Company's common stock in connection with the solicitation of proxies by the Company's board of directors for the 1999 Annual Meeting of Shareholders to be held on Friday, January 22, 1999, and any adjournments thereof. Proxies are solicited to give all shareholders of record at the close of business on December 22, 1998, an opportunity to vote on matters that come before the meeting. Shares can be voted only if the shareholder is present in person or is represented by proxy.

          Solicitation of Proxies may be made by mail, personal interview, telephone or facsimile transmission by officers, directors and regular employees of the Company. All costs of solicitation will be borne by the Company. This Proxy Statement, including the Notice of Meeting, will be mailed to shareholders beginning on December 23, 1998.

          When your Proxy is returned properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed Proxy. If your Proxy is signed and returned without specifying choices, the shares will be voted as recommended by the directors. Abstentions are voted neither "for" nor "against," but are counted in the determination of a quorum.

          If you wish to give your proxy to someone other than the persons whose names appear on the enclosed Proxy, all three names must be crossed out and the name of another person or persons (not more than three) inserted. The signed Proxy must be presented at the meeting by the person or persons representing you. You may revoke your Proxy at any time before it is voted at the meeting by executing a later dated Proxy, by voting by ballot at the meeting, or by filing an instrument of revocation with the Corporate Secretary at the above address.

          Your vote is important. Accordingly, you are urged to sign and return the enclosed Proxy whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

          On July 31, 1998, there were 5,311,130 shares of common stock outstanding. Only shareholders of record at the close of business on December 22, 1998, are entitled to notice of and to vote at the meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share of common stock held on the record date with respect to each matter properly brought before the meeting.

                            ELECTION OF DIRECTORS

NOMINEES

     The Board of Directors has designated the following nominees for election as directors of the Company to serve until the next annual meeting of shareholders or until their successors are duly elected or appointed:

          DIRECTORS                AGE     DIRECTOR SINCE
          --------------------     ---     --------------
          Rick Wall                55          1985
          Charles E. McGee         63          1993
          Kimo M. Keawe            49          1993
          Hideo Nomura             48          1993
          Ryoji Takahashi          58          1993
          Noboru Sekiguchi         61          1998
          John G. Tedcastle        65          1993
          Motoko Takahashi         54          1995
          Judhvir Parmar           63          1998
          Stanley Y. Mukai         54          1998
          Edward Calvo, Sr.        54          1998

     A description of the business experience of each of the nominees is set forth in the section entitled "Directors and Executive Officers."

     The persons names in the Proxy intend to vote for the election of the nominees listed above unless otherwise instructed on the Proxy. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the appropriate space provided on the Proxy. Directors will be elected by a plurality of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the vote.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. In accordance with corporate legal principles, the Board is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through discussions with the Company's officers, by reviewing analyses and reports sent to them, and by participating in board meetings.

     The Board of Directors held (1) meeting and two (2) telephonic meetings during the fiscal year ending July 31, 1998. The attendance at the board meeting was 90%, 75% and 85% respectively.

COMPENSATION OF DIRECTORS

     The Company does not have any present arrangements regarding compensation of directors for services as a director, or for attendance at meetings of the Board of Directors or for participation on committees or other special assignments. The Board of Directors may adopt resolutions providing for reasonable compensation for participation in committees or special assignments and reimbursement for reasonable expenses incurred in attending any meeting of the Board of Directors. No compensation for service as a director is presently contemplated.

     There were no arrangements pursuant to which any director of the Company was compensated during its most recent fiscal year for service provided solely as a directors, or for attendance at any meeting of the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the number of shares of the Company's common stock beneficially owned as of July 31, 1998 by: (i) each of the three highest paid persons who were officers and directors of the Company,
(ii) all officers and directors of the Company as a Group, and (iii) each shareholder who owned more than 10% of the Company's Common Stock, including those shares subject to outstanding options.

                                    Beneficially          Shares %
     Name and Address                 Owned  (1)        of Class (2)
---------------------------        --------------      -------------
Rick Wall
745 Fort Street
Honolulu, HI 96813                   815,000 (3)              15%

Kimo M. Keawe
745 Fort Street
Honolulu, HI 96813                   322,500 (4)               6%

John G. Tedcastle
745 Fort Street
Honolulu, HI 96813                   525,000 (5)              10%

Hideo Nomura
745 Fort Street
Honolulu, HI 96813                   525,000                  10%

L.C.C. Management Inc.
745 Fort Street
Honolulu, HI 96813                   525,000 (6)              10%

N.K.C. Hawaii, Inc.
745 Fort Street
Honolulu, HI 96813                   900,000 (7)              17%

All directors and officers
as a group (12 persons)            4,263,500                  80%

(1) Except as otherwise noted, the Company believes the persons named in the table have sole voting and investment power with respect to the shares of the Company's common stock set forth opposite such persons' names. Amounts shown include the shares issuable pursuant to various stock options exercisable in 1998.

(2) Determined on the basis of 5,361,130 shares outstanding, except that shares issuable under certain stock options exercisable as of July 31, 1998.

(3) Includes 375,000 shares held by HBII Management, Inc., which is owned and controlled by Mr. Wall.

(4) Includes 322,500 shares held by Keawe Resorts, Inc., which is owned and controlled by Mr. Keawe. Includes 32,250 shares which Mr. Keawe has agreed to return to the Company in accordance with the terms and conditions of the Consulting Agreement between the Company and Mr. Keawe.

(5) Includes 525,000 shares held by The John Tedcastle Family Trust, of which Mr. John Tedcastle is trustee with control over voting rights.

(6) Includes 525,000 shares held by L.C.C. Management, Inc., a corporation owned and controlled by Ms. Janet Parmar, spouse of Mr. Judvhir Parmar, a director of the Company.

(7) Includes 900,000 shares held by N.K.C. Hawaii, Inc. which is owned and controlled by the family of Mr. Takahashi.

OPTIONS, WARRANTS AND RIGHTS

     In November, 1993, the Company granted an option to Kelvin Bloom to purchase 125,000 shares of the Company's common stock at an exercise price of $0.000008 per share. In 1995, the Company and Mr. Bloom the option period was amended to be exercisable only between August 1, 1996 and December 2, 1998. In July 1997, Mr. Bloom forfeited all of his rights, title and interest in the stock option.

     In May 1994, the Company entered into a Common Stock Purchase Warrant with Van Kasper and Company for services provided. The Warrant is for 25,000 shares exercisable on or before May 12, 1999 for a price of $1.25 per share. As of July 31, 1998, the warrant had not yet been exercised.

     In August, 1994, the Company, as part of the employment agreement with Shari Chang, agreed to give to Shari W. Chang as a bonus, 22,500 shares of the Company's common stock. On September 30, 1995, Ms. Chang accepted delivery of the shares under the employment agreement.

     In May, 1997, The Company, as part of a renegotiation of its reservation services agreement, granted to Hawaii Reservations Center Corp. an option to purchase 50,000 shares of the Company's common stock at a price of $2.00 per share. The option may be exercised between May 21, 1997 and May 20, 2002. Hawaii Reservations Center Corp. is a wholly owned corporation of Mr. Charles McGee, a director of the Company. As of July 31, 1998, the option had not yet been exercised.

     In July 1998, certain individuals advanced a total of $375,000 to the Company in the form of a Promissory Note from the Company to the individual. The Notes specify that if the principle amounts are not returned to the individuals on or before March 31, 1999, then the entire principle balance shall be converted into common stock of the Company at a 50% discount of the then fair value of the Company's common stock. The notes also provide for the issuance of a warrant to the individuals whereby the individual has the right to acquire 1 share of the Company's common stock for every $2.00 of funds advanced to the Company. The exercise price under the warrant agreements is $2.00 per share and the warrants may be exercised at any time between June 30, 1998 and June 29, 2003. As of July 31, 1998, the notes and warrant agreements had been sent out to the individuals for execution, but have not yet been returned to the Company. Management believes, although no assurance may be given, that the notes and the warrants shall be executed and returned to the Company. No warrants were exercised during the fiscal year ended July 31, 1998. Mr. Judvhir Parmar, a director of the Company, advanced $175,000 of the $375,000 received.

     Other than the warrants issued to the individuals who advanced funds to the Company, and the option granted to Hawaii Reservations Center Corp., there were no outstanding options, warrants or rights to purchase common stock held by any of the officers or directors of the Company or its principal shareholders.

           DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

     The following table sets forth certain information concerning the directors and executive officers of the Company as of July 31, 1998. Except as otherwise stated below, the directors will serve until the next annual meeting of stockholders or until their successors are elected or appointed, and the executive officers will serve until their successors are appointed by the Board of Directors.

   Name                  Age                         Position
-------------------     ------      ---------------------------------------
Rick Wall                 55        Chief Executive Officer, Director and
                                    Chairman of the Board
John G. Tedcastle         65        Vice Chairman of the Board and Director
Kelvin M. Bloom           39        Chief Operating Officer, Senior Vice
                                    President and  Director
Kimo M. Keawe             49        Director
Hideo Nomura              48        Director
Charles E. McGee          63        Director
Ryoji Takahashi           58        Director
Motoko Takahashi          54        Secretary and Director
Michael S. Nitta          39        Chief Financial Officer and Vice
                                    President, Finance
Shari W. Chang            48        Senior Vice President, Sales & Marketing
Judhvir Parmar            63        Director
Steve Townsend            44        Sr. Vice President, Operations
Stanley Mukai             54        Interim Director
Edward Calvo Sr.          54        Interim Director
Noboru Sekiguchi          61        Interim Director

     RICK WALL. Mr. Wall was appointed the Company's chief executive officer and chairman of the board upon consummation of the Castle Plan. Mr. Wall was instrumental in the formation of Castle Group Hawaii, the negotiation and consummation of the Castle Plan and the acquisition of KRI. He was the president, director and founder of Castle Group Hawaii. During the past six years, Mr. Wall has been the managing director of HBII, which owns 62% of the Hanalei Bay Resort. Mr. Wall has been elected to the board of directors of the Hawaii Visitors and Convention Bureau and resides in Honolulu, Hawaii.

     CHARLES E. MCGEE. Mr. McGee was appointed as director of the Company in November, 1993. Mr. McGee has 36 years of diversified experience in marketing, management and computer technology. From 1975 until 1992, he was employed by First Insurance Company of Hawaii, Ltd., most recently as senior vice president, overseeing the marketing, information systems, administration and service departments. Mr. McGee had previously been president of two independent data processing services companies. In addition, he has held various senior management positions with IBM
Corporation, including division manager of the Pacific region.   Mr. McGee
currently operates and controls Hawaii Reservations Center Corporation, a company which provides reservations for hotels and resorts. Mr. McGee has been a resident of Hawaii for over thirty years. Mr. McGee is a graduate of LaSalle University, and has studied at Massachusetts Institute of Technology.

     KIMO M. KEAWE. Mr. Keawe was appointed as senior vice president and director of the Company in November, 1993 following the acquisition of KRI, Inc. Mr. Keawe is also the president and chief operating officer of KRI, the company's wholly owned subsidiary doing business as Hawaiian Pacific Resorts. Mr. Keawe was instrumental in the formation of KRI in 1988, purchasing Hawaiian Pacific Resorts from its original founders. He has held numerous senior management positions throughout his hotel and resort management career, which spans over 20 years. Mr. Keawe is on the advisory board of the Travel Industry Management School of Hawaii Pacific University. Mr. Keawe is a graduate of Oregon State University, and was born and raised in the State of Hawaii.

     KELVIN M. BLOOM. Mr. Bloom was appointed senior vice president and director of the Company in November, 1993, and was appointed Chief Operating Officer in July, 1995. Mr. Bloom was also appointed president of Castle Hotels and Resorts, Inc., a wholly-owned subsidiary of the Company, responsible for all facets of the Condominium Resort Management Division of the Company. Prior to joining the Company, Mr. Bloom was the vice president of the Hawaii Region of Village Resorts, Inc./Horizon Hospitality Group, responsible for all Hawaiian interests and operations of that company. During his 15 years with Village Resorts, Mr. Bloom served as general manager, Kiahuna Plantation Resort in Poipu, Kauai; general manager for the Lakeland Village Beach and Ski Resort in Lake Tahoe, California; and executive assistant manager for the Whaler on Kaanapali Beach in Kaanapali, Maui. Mr. Bloom was previously employed by Menefee Resorts in Kihei, Maui and Sheraton Hotels in Hawaii.

     HIDEO NOMURA. Mr. Nomura was appointed as a director of the Company in November, 1993. Mr. Nomura is president of Nomura Holdings and of Nomura Hitchcock Corporation, Ltd., a property related investment consulting firm based in Tokyo, Japan, and has held this position since 1987. Mr. Nomura is the operational executive of the Marina del Rey Residential Development in California, and was the manager of Mitsui & Company (N.Z.) Ltd. for five years until 1987. Mr. Nomura is a resident of Japan.

     RYOJI TAKAHASHI.    Mr. Takahashi was appointed as a director of the
Company in November, 1993. Mr. Takahashi, a resident of Japan, has, for over thirty years, been a substantial principal of Nichiman Kosan, a corporation which specializes in coordinating the installation of air conditioning and sound control systems in commercial buildings and subcontracts with over 300 companies. He is also the major stockholder of Nikkankyo Group which consists of six independent companies and has over five hundred employees. Mr. Takahashi is a graduate of Hosei University in Tokyo, Japan, where he majored in economics.

     MOTOKO TAKAHASHI. Ms. Takahashi is the sister of Ryoji Takahashi and was appointed secretary of the Company in August of 1994 and as director in March of 1995. Ms. Takahashi had previously served as director for various Japanese investment companies in the United States. She also holds the position as Vice President of N.K.C. Hawaii, Inc. Ms. Takahashi was born and completed her education in Tokyo, Japan and has resided in the United States for more than 30 years.

     JOHN G. TEDCASTLE. Mr. Tedcastle was appointed as a director of the Company in November, 1993. Mr. Tedcastle is experienced in the travel and hotel industry, having been involved for several years as part owner and developer of an eleven property hotel chain in New Zealand. He has also been a senior partner in a prominent law firm in Auckland, where he specialized in property, financing and general business law. Mr. Tedcastle is also the owner/operator of the Takapuna Golf course in Auckland, New Zealand, where he resides.

     SHARI W. CHANG. Ms. Chang joined the Company in July, 1994 as senior vice president of sales and marketing. Prior to joining the Company, Ms. Chang was vice president of sales for Aston Hotels and Resorts and a vice president of Island Holiday Tours. She has also served as consultant to the Hawaii Visitors Bureau in the past. Ms. Chang is a graduate of the University of Hawaii, and resides in Honolulu, Hawaii.

     MICHAEL S. NITTA. Mr. Nitta joined the Company in November, 1993 following the acquisition of KRI, Inc. Prior to joining the Company, Mr. Nitta served as secretary and treasurer of KRI. Together with Mr. Keawe, Mr. Nitta was instrumental in the formation of KRI Inc. and the acquisition of Hawaiian Pacific Resorts in 1987 from its former founders. Prior to the formation of KRI, Inc. Mr. Nitta served as secretary and treasurer of Hawaiian Pacific Resort Hotels Inc. from 1982. Born and residing in Hawaii, he is a graduate of the University of Hawaii and holds a Masters of Accounting Degree.

     JUDHVIR PARMAR. In 1996, the board of directors voted to increase the number of directors to ten, and Mr. Parmar was subsequently elected. Mr. Parmar was formerly Senior Vice President of Investment Operations for International Finance Corporation ("IFC"), a wholly owned subsidiary of the World Bank. IFC was responsible for all private sector operations of the World Bank. A specialist in project corporate finance, Mr. Parmar was with IFC for more than twenty years and was responsible for the worldwide investment program at IFC. In August, 1993, Mr. Parmar retired from IFC to form his own consulting company.

     STEVE TOWNSEND. Mr. Townsend joined the Company in July, 1997 and has 23 years of hotel and resort management experience. During his career he has held numerous senior management positions with resort and hotel management companies. Prior to joining the Company, Mr. Townsend was director of operations for Interstate Hotels prior to a one year assignment entailing rebuilding and re-opening a hurricane damaged resort in the Virgin Islands. Prior to Interstate, Mr. Townsend spent 8 years with Village Resorts. Mr. Townsend is a graduate of the Hotel and Restaurant Administration School at Florida State University.

     STANLEY MUKAI. Mr. Mukai is a graduate of the Harvard Law School and a partner in the law firm of McCorriston Miho Miller Mukai located in Honolulu, Hawaii. His expertise is in the area of taxation and Mr. Mukai has held various positions such as Advisory Board Member, Hawaii Tax Institute; Trustee, Tax Foundation of Hawaii; Co-Chairman, Tax Subcommittee, American Bar Association; Chairman, Tax Subcommittee on U.S. District and Portfolio Investment by Foreigners; and Chairman, Section of Taxation, Hawaii Bar Association.

     EDWARD CALVO, SR. Mr. Calvo is vice president of Calvo Enterprises, Inc., a conglomerate of ten businesses with fifteen hundred employees. They are the largest private employer on Guam. Mr. Calvo has served as a Senator in the Guam legislature and is currently the Board Chairman of the Guam Waterworks Authority.

     NOBURU SEKIGUCHI. Mr. Sekiguchi is a graduate of Waseda University and is a Director and controller of Nikkankyo Group, which is the parent company of N.K.C. Hawaii. He has worked for Toyo Menka Company, one of the leading trading companies in Japan for forty years as a financial officer.



FAMILY RELATIONSHIPS

     Motoko Takahashi is the sister of Ryoji Takahashi. There are no other relationships between the directors and officers of the Company.

REMUNERATION OF DIRECTORS AND OFFICERS.

EXECUTIVE COMPENSATION

     The following table shows for the fiscal year ended July 31, 1997, the aggregate annual remuneration of each of the three highest paid persons who were executive officers or directors of the Company and the executive officers and directors as a group. The reported compensation is based on cash compensation without consideration of a restricted stock grant to Charles E. McGee described below under "Compensation of Directors".

 Name of Individual      Capacities in which renumeration    Aggregate
or identity of group              was received             renumeration
---------------------    --------------------------------  -------------
Rick Wall                Chairman of the Board and           $120,000
                         Chief Executive Officer

Kelvin M. Bloom          Chief Operating Officer and         $120,000
                         Senior Vice President

Shari W. Chang           Senior Vice President               $100,000
                         Sales & Marketing

Steve Townsend           Senior Vice President               $100,000
                         Operations

Officers and Directors
as a group               Various                             $634,800(1)

(1) Includes payments made under consulting agreement between the Company and Kimo M. Keawe

EMPLOYMENT CONTRACTS

     The Company has entered into written employment contracts with Messrs. Bloom, Keawe and Nitta, as of November 1, 1993, Ms. Chang as of August 1, 1994 and Mr. Townsend as of July 31, 1997. Other than Mr. Bloom, Mr. Keawe, Mr. Nitta, Mr. Townsend and Ms. Chang, the Company has entered into no employment contract with any director or executive officer.

     The above-mentioned employment agreements are for a period of five years and provide for a base salary, to be increased annually by a percentage no less than the increase in the Honolulu Consumer Price Index for the preceeding twelve months. Under their respective employment agreements, the current base salary for each of Messrs. Bloom, Keawe and Nitta is $120,000 per year. However, Mr. Nitta has agreed to reduce his base salary for the current fiscal year to $90,000. The current base salary for Ms. Chang and Mr. Townsend under the terms of their agreements is $100,000. The employment agreements further provide for paid vacation; a monthly automobile allowance; an annual performance bonus potential of up to 20% of the base salary (up to 15% for Ms. Chang and Mr. Townsend), depending upon attaining pre-determined goal criteria; membership in a pension plan (not yet established) that would contribute the equivalent of 10% of base salary annually; a business development bonus (which has been waived in the past and current fiscal years); membership in a 401(k) plan; and full medical, dental and disability.

     The employment agreements contain a "change-in-control" provision which gives each of the employees under contract, the right, upon the occurence of a "change-in-control," to terminate their employment and receive as severance pay the total compensation remaining to be paid under the agreement as of the date of such termination or the total conpemsation for three years following the date of termination, whichever is greater. The term "change-in-control" is defined in each agreement as the date when persons other than the shareholders of record on the date of commencement of the term of such agreement become the beneficial owners of 51% of the Company's voting stock.

     Mr. Keawe resigned as an officer of the Company in accordance with an Agreement dated April 16, 1997 and the Company and Mr. Keawe have agreed to a termination of his employment contract and its related terms and conditions, to be effective as of April 1997. The Agreement specifies that the Company shall pay to Mr. Keawe a fee of $10,000 per month for the seven months ending November 1997 and $5,000 per month for the six months ending May, 1998 for a total consulting fee of $100,000 plus health insurance benefits. Mr. Keawe, for the consideration given, shall render consulting and advisory services to the Company on marketing, managerial and operational matters. The Agreement also calls for Mr. Keawe to transfer 32,250 shares of the Company's Common Stock owned by Keawe Resorts, Inc., a company owned and controlled by Mr. Keawe, to the Company upon the occurrence of certain events as set forth in the Agreement.

     The Company and Mr. Keawe entered into a new consulting agreement effective as of June 1, 1998 which specifies that the Company will pay to Mr. Keawe a fee of $3,000 per month for the period beginning June 1, 1998 and ending on December 31, 1998.

LONG TERM INCENTIVE PLANS

     No options (with the exception of the option discussed in the section entitled "Options, Warrants and Rights"), stock appreciation rights or long term incentive plan awards were issued or granted to the Company's management during the fiscal year ending July 31, 1998.

     The Company has a 401(k) profit sharing plan generally available to all of its employees. Under the terms of the plan, the Company is required to match 50% of the amounts contributed by participants through payroll deductions, up to a maximum of 1% of their compensation. Any employee with one year of service who is at least 21 years of age is eligible to participate. Effective September 1, 1998, the Company amended the profit sharing plan to specifies that the Company is required to match 100% of the amounts contributed by participants through payroll deductions, up to a maximum of 1% of their compensation.

STOCK PLANS

     The Company's stockholders have approved a 1995 Stock Option Plan and a 1995 Stock Purchase Plan for the purposes of (i) attracting and retaining employees, executive management and key employees with ability and initiative; (ii) providing incentives to those deemed material to the success of the Company, and (iii) attaining a common interest for these individuals to coincide with the interests of the Company and its shareholders. No stock grants were issued for the years ended July 31, 1995 through July 31, 1998.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.

     The  Hanalei Bay Resort is a 134 unit condominium located in
Princeville , Kauai , Hawaii. HBII was formed through the efforts of HBII Management Inc. owned by Mr. Wall, with the following partners: Siam Commercial Bank; Voyage Fourteen Ltd., owned by John G. Tedcastle; L.C.C. Management, Inc., owned by Judhvir Parmar; Nomura Firm and Nomura Holdings, owned by Hideo Nomura and Don Nomura. In 1988 HBII made an offer to purchase all 134 units of the Hanalei Bay Resort and eighty six owners accepted the offer. HBII elected to form its own management company and entered into a management contract with Castle Group Hawaii, which was one of the assets acquired by the Company pursuant to the Castle Plan.  Under terms of the management contract between HBII and Castle Group Hawaii and as acquired by the Company, the Company is required to provide full management, including sales, supervision of staff, accounting and maintenance. Mr. Tedcastle and Mr. Hideo Nomura were elected to serve on the board of directors of the Company following completion of the Castle Plan. Mr. Parmar was
appointed interim director in November 1995.   Mr. Parmar is a general
partner of HBII is married to Ms. Janet Parmar, the owner of L.C.C.
Management, Inc., which is the holder of approximately 10% of the Company's common stock. Nichiman International later became an investor in HBII and Nichiman International's owner, Mr. Ryoji Takahashi was appointed as a director of the Company. In March of 1995, Mr. Takahashi's sister, Ms. Motoko Takahashi, was appointed Secretary and director of the Company. In November of 1995, Mr. Kelvin Bloom married the daughter of one of the limited partners of HBII. In March of 1997, Mr. Michael Nitta was appointed Assistant Vice President of HBII Management, Inc. Mr. Wall and Mr. Bloom received a monthly retainer from HBII. Management believes that the terms of the management contract between the Company and HBII are on terms which are no less favorable to HBII or the Company than those which are negotiated with other owners not affiliated with the Company.

     Effective August 1, 1994, the Company entered into a contract with HRCC, a company controlled by Charles E. McGee, a director of the Company. It is management's belief that the contract with HRCC are on terms which are not less favorable than those which could be negotiated with companies not affiliated with The Company. However, in May of 1997, the Company renegotiated its contract with HRCC with regard to the fees charged. Under the renegotiated agreement, the fees paid to HRCC shall be based upon the monthly room revenues of the properties managed by the Company, subject to a minimum monthly fee. Management believes, although no assurances can be given, that the Company shall enjoy lower reservations costs under the new agreement.

     Except for the Castle Plan, the HBII Plan and the purchase agreement involving KRI, the employment contracts and other matters described in "Remuneration of Officers and Directors," the HBII management contract, and the HRCC contract, there were no transactions or proposed transactions during 1996 and 1997, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $50,000 and in which any director or executive officer, or any shareholder who is known to the Company to own of record or beneficially more than 10% of the Company's common stock, or any member of the immediate family of any of the foregoing persons, had a direct or indirect material interest.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected Pricewaterhouse Coopers LLP as the auditors of the Company for the current fiscal year. Ratification of the selection of auditors would require a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the result of the vote. Unless otherwise indicated, the persons named in the Proxy will vote all proxies in favor of ratifying the selection of auditors.

     Representatives of Pricewaterhouse Coopers LLP (formerly Coopers & Lybrand L.L.P.) was engaged by the Company on September 15, 1998, to audit the Company's financial statements for the year ending July 31, 1998.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S AUDITORS.


                                 OTHER MATTERS

SUBMISSION OF SHAREHOLDER PROPOSALS

     In order to be considered for inclusion in next year's proxy statement, a shareholder proposal must be received by the Company no later than August 31, 1999. Written requests for inclusion of a proposal should be addressed to: Corporate Secretary, The Castle Group, Inc., 745 Fort Street, Tenth Floor, Honolulu, Hawaii 96813.

OTHER BUSINESS

     Management knows of no other business which may be brought before the Annual Meeting of shareholders. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such proxy in accordance with their best judgment on such matters.

By order of the Board of Directors

\s\ MOTOKO TAKAHASHI
    Corporate Secretary

PROXY
                           THE CASTLE GROUP, INC.
                       ANNUAL MEETING OF SHAREHOLDERS
                              JANUARY 22, 1998


THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CASTLE GROUP, INC.

The undersigned hereby appoints Kimo Keawe, Motoko Takahashi, and John Tedcastle, or any one of them, proxies to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of The Castle Group, Inc. (the "Corporation") to be held on JANUARY 22, 1999, 1:30 P.M. (HAWAII STANDARD TIME) AT WAIKIKI TERRACE HOTEL, 2045, KALAKAUA AVENUE, HONOLULU (WAIKIKI), HAWAII 96815, and any adjournments thereof, with all the powers and authority the undersigned would possess to vote and act if personally present, upon matters noted below and upon such other matters as may properly come before the meeting. The shares represented by this Proxy shall be voted as follows:

1.   To elect as directors the nominees listed below:

          Rick Wall
          Kimo M. Keawe
          Charles E. McGee
          John Tedcastle
          Ryoji Takahashi
          Hideo Nomura
          Motoko Takahashi
          Judhvir Parmar
          Noboru Sekiguchi
          Stanley Y. Mukai
          Edward Calvo, Sr.

[ ]  FOR all the foregoing nominees     [ ]  WITHHOLD AUTHORITY to vote for
                                            all the foregoing nominees

NOTE: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE LISTED ABOVE, DRAW A LINE THROUGH OR OTHERWISE STRIKE OUT THE NAME OF THAT NOMINEE IN THE LIST ABOVE. UNLESS AUTHORITY TO VOTE FOR ALL THE FOREGOING NOMINEES IS WITHHELD, THIS PROXY WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR EVERY NOMINEE WHOSE NAME IS NOT STRICKEN.


2. To ratify the selection of PriceWaterhouseCoopers, L.L.P., as independent auditors for the Corporation for the fiscal year ending July 31, 1999.

     [ ] FOR                [ ] AGAINST               [ ]  ABSTAIN

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares of the undersigned will be voted for Proposals 1 and 2. If any other business is transacted at the meeting, this Proxy shall be voted in accordance with the best judgment of the proxies. The Board of Directors recommends a vote "FOR" each of the listed proposals. This Proxy is solicited on behalf of the Board of Directors of The Castle Group, Inc. and may be revoked prior to its exercise.

TO BE VALID, THIS PROXY MUST BE DELIVERED TO THE OFFICE OF THE CASTLE GROUP, INC. AT 745 FORT STREET, TENTH FLOOR, HONOLULU, HAWAII 96813 BY 4:30 P.M. ON JANUARY 21, 1999. PROXIES TRANSMITTED BY FACSIMILE MAY BE SENT TO
808-521-9994.

Dated: _______________________, 19____


                              ____________________________________
                              Signature(s) of Shareholder(s)

                              ____________________________________
                              Please Print Name(s)

                              ____________________________________
                              Signature(s) of Shareholder(s)

                              ____________________________________
                              Please Print Name(s)


                              NOTE: Signature(s) should follow exactly the name(s) on the stock certificate. Executor, administrator, trustee or guardian should sign as such. If more than one trustee, all should sign. ALL JOINT OWNERS MUST SIGN.































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